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                                                                   EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form S-4 of Identix Incorporated of our report dated May 8, 1998, except for Note 7 as to which the date is June 5, 1998 and except for Note 1, paragraphs 3 and 4, as to which the date is December 10, 1998 relating to the financial statements of IDT Holdings, Inc. (formerly Identicator Technology, a California general partnership) which appears in such prospectus. We also consent to the reference to us under the heading "Experts" in such prospectus.

PricewaterhouseCoopers LLP

San Jose, California
December 10, 1998